Free Writing Prospectus

Dated October 17, 2019

Filed Pursuant to Rule 433(d)

Registration No. 333-228379

Registration No. 333-228379-04

**PX DETAILS** $1.5bln CarMax (CARMX) 2019-4

Joint Bookrunners: Barclays (str), BofAML, Mizuho, Wells Fargo

Co-Managers: CS, Scotia, SMBC, TD

-Anticipated Capital Structure- -Transaction Details-

CLS	$AMT(MM)**	WAL	S&P/FITCH	BNCH	SPREAD Yld%	CPN	PRICE
A1	296.000	0.31	A-1+/F1+	IntL + 0	1.96795%	1.96795	100.00000
A2A	468.700	1.26	AAA/AAA	EDSF + 30	2.025%	2.01	99.99195
A2B	70.000	1.26	AAA/AAA	1mL + 30		1mL + 0.3	100.00000
A3	473.500	2.81	AAA/AAA	IntS + 43	2.030%	2.02	99.99603
A4	103.820	3.99	AAA/AAA	IntS + 57	2.140%	2.13	99.99804
B	33.840	4.06	AA/AA	IntS + 77	2.340%	2.32	99.96646
C	30.070	4.06	A/A	IntS + 105	2.620%	2.60	99.97767
D	24.070	4.06	BBB/BBB	IntS + 125	2.820%	2.80	99.98635

Expected Settle : 10/23/19 Registration : SEC-Reg

First Pay Date : 11/15/19 ERISA Eligible : Yes

Expected Ratings : S&P, Fitch Min Denoms : $5k x $1k

Ticker : CARMX 19-4 Bill & Deliver : Barclays

Expected Pricing : PRICED Pricing Speed : 1.3% ABS 10% CALL

-Available Materials-

* Preliminary Prospectus and Ratings FWP: Attached

* Roadshow : www.dealroadshow.com Pwd: CMX194

* IntexNet : bcgcarmax_2019-4_pre-price Pwd: BKJ2

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THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (SEC) FOR THIS OFFERING. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS FOR THIS OFFERING IN THAT REGISTRATION STATEMENT, AND OTHER DOCUMENTS THAT THE ISSUER HAS FILED WITH THE SEC, FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY SEARCHING THE SEC ONLINE DATABASE (EDGAR) AT WWW.SEC.GOV. ALTERNATIVELY, YOU MAY OBTAIN A COPY OF THE PROSPECTUS FROM BARCLAYS CAPITAL INC. BY CALLING 1-888-603-5847.